UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 29, 2009

STRYKER CORPORATION

(Exact name of registrant as specified in its charter)

Michigan (State or other jurisdiction of incorporation)	0-9165 (Commission File Number)	38-1239739 (IRS Employer Identification No.)

2825 Airview Boulevard, Kalamazoo, Michigan (Address of principal executive offices)		49002 (Zip Code)

Registrant's telephone number, including area code: 269.385.2600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]         Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]         Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]         Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]         Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 - CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.02        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

At the Board of Directors Meeting of Stryker Corporation (the "Company") held on July 29, 2009, Srikant M. Datar was appointed to the Board of Directors. Dr. Datar was also appointed to serve on the Audit Committee of the Board of Directors.

At the time of his appointment, Dr. Datar was granted an option to purchase 13,330 shares of Common Stock of the Company, with an exercise price of $39 per share, the prior day's closing price, subject to the vesting and other provisions of the Company's form option agreement filed as Exhibit 10(ii) to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2008. Dr. Datar will also be entitled to the pro-rated portion of the $115,000 fixed annual fee that the Company pays to non-employee directors. In connection with his appointment to the Company's Board of Directors, Dr. Datar also entered into the Company's form of indemnification agreement for directors, a copy of which is filed as Exhibit 10(xiv) to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

Dr. Datar serves as Senior Associate Dean and Director of Research at the Graduate School of Business Administration of Harvard University. He also holds the Arthur Lowes Dickinson Professorship at Harvard University since joining that organization in 1996. Dr. Datar has previously been a professor at Carnegie Mellon University and at Stanford University. He has also advised and worked with many corporations on consulting and field-based projects on implementation and execution.  Dr. Datar is also a director of Novartis AG, ICF International, Inc. and KPIT Cummins Infosystems Limited.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STRYKER CORPORATION

/s/ THOMAS R. WINKEL

Date     August 3, 2009                                    Thomas R. Winkel

Vice President and Secretary